Exhibit 99.1

CONTACT: Jacqueline Strayer (media) 414-524-3876 Glen L. Ponczak (investors) 414-524-2375	For Immediate Release — December 16, 2008

JOHNSON CONTROLS WITHDRAWS 2009 GUIDANCE CITING DETERIORATING GLOBAL AUTO INDUSTRY PRODUCTION

MILWAUKEE, WISCONSIN . . . December 16, 2008. . . Johnson Controls, Inc. (JCI) today announced that due to the rapid decline in global automotive production and uncertain industry conditions, it was withdrawing its 2009 financial guidance.

“Global automotive production is significantly worse than just two months ago,” said Johnson Controls Chairman and Chief Executive Officer Stephen A. Roell. “Our customers continue to announce production reductions and plant shut downs on a weekly basis. Every region of the world is down by a double-digit rate, with virtually every automotive customer affected. The ongoing uncertainties and rapid changes in the automotive industry make it difficult to provide meaningful financial guidance for the upcoming year.”

On October 14, 2008, Johnson Controls issued financial guidance based on 2009 assumptions of 12.3 million vehicles in North America and 21.2 million in Europe. The company’s latest production estimates for 2009 are 9.3 million units in North America and 16.2 million units in Europe.

The company also announced that it expected to report a loss in its 2009 first quarter, which will end on December 31, 2008. The first fiscal quarter is traditionally the company’s weakest and generates the smallest portion of its annual profitability.

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The loss in the first quarter will primarily result from the impact of the dramatically lower automotive production levels on the company’s Automotive Experience business. North American production in the quarter is expected to be 25% lower than the year-ago period, while European production is estimated to decline 32%.

The company’s Power Solutions business profitability will be also be negatively impacted by the lower auto production levels as well as lower stocking levels at certain aftermarket customers. Additionally, a higher than normal inventory of spent cores purchased for recycling coupled with rapidly falling lead prices will negatively impact earnings. This impact is expected to be non-recurring, affecting only the current quarter.

The company said it is continuing to adjust its cost structure and evaluate other cost reduction options in response to the environment. In September 2008, the company announced a restructuring program to improve its cost structure. Under that program, 21 plants will be closed in 2009 in North America and Europe.

The company today said it was reducing its 2009 capital expenditure forecast from $975 million to $600 to $650 million. This reduction primarily reflects the elimination of automotive capacity expansion investments. Johnson Controls said its cost structure improvement actions and the performance of the company’s Building Efficiency and Power Solutions businesses should enable the company to remain profitable in 2009.

“Johnson Controls is strong and well-positioned for the future,” Mr. Roell said. “We have a strong balance sheet and ample liquidity. Our businesses will continue to benefit from their participation in the global growth mega-trends of energy efficiency and sustainability.”

He added, “We are optimistic about the new U.S. Administration’s infrastructure investment plans which target energy efficiency improvements in federal buildings and schools, two of our Building Efficiency businesses’ largest markets. This could substantially strengthen the growth opportunities for our company.”

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Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.

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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part II of the Company’s most recent Form 10-k filing (filed November 25, 2008) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

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